Exhibit 10.32

Confidential	EXECUTION VERSION
SIRION THERAPEUTICS, INC.
INVESTORS’ RIGHTS AGREEMENT
     This Investors’ Rights Agreement (this “Agreement”) is entered into as of February 14, 2006, by and among the individuals listed as “Shareholders” on Exhibit A hereto (the “Shareholders”), PharmaBio Development Inc., a North Carolina corporation (“PharmaBio”), and Sirion Therapeutics, Inc., a North Carolina corporation (the “Company”). The Shareholders and PharmaBio are sometimes collectively referred to herein as the “Investors” and the Shareholders, PharmaBio and the Company are collectively referred to as the “Parties.”
BACKGROUND
     WHEREAS, contemporaneously with this Agreement, PharmaBio is providing certain credit facilities to the Company pursuant a Loan Agreement between the Company and PharmaBio dated as of the date hereof (the “Loan Agreement”);
     WHEREAS, each of the Shareholders is a shareholder of the Company;
     WHEREAS, in connection with the Loan Agreement, the Parties desire to set forth certain covenants of the Parties and certain rights of the Investors by entering into this Agreement; and
     WHEREAS, PharmaBio is relying on this Agreement as an essential part of the consideration for its obligations under the Loan Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. Capitalized terms used but not defined in the text of this Agreement shall have the meanings ascribed to them on Exhibit A attached hereto and incorporated herein by reference.
ARTICLE II
Sales by Shareholders
     2.1 Restrictions on Transfers.
          (a) General. No Shareholder shall sell, offer, assign, pledge, encumber, dispose, or otherwise transfer (collectively, “Transfer”) any interest in any Shares (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), except pursuant to (i) any sale of Shares to the public pursuant to an underwritten offering registered under the Securities Act of 1933, as amended (the “Securities Act”), or through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act or (ii) the provisions of ARTICLES II and III. In addition, any transferee of Shares must execute an agreement to join as a party to this Agreement.
          (b) Selling Shareholder Notice. If any Shareholder proposes to Transfer any interest in any Shares (a “Selling Shareholder”) in one transaction or a series of related transactions, then such Selling Shareholder shall promptly give written notice (the “Notice”) to the Company, each of the Shareholders not selling or otherwise transferring Shares (the “Non-selling Shareholders”), and to PharmaBio at least thirty (30) days prior to the closing of such proposed Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Shares to be Transferred, the nature of such proposed Transfer, the aggregate consideration to be paid for the Shares, and the name and address of each prospective transferee. If the Transfer is being made pursuant to the provisions of ARTICLE III hereof, the Notice shall state under which section and subsection the Transfer is being made.
     2.2 Right of First Refusal.
          (a) With respect to proposed Transfers of Shares, each Non-selling Shareholder shall have the right, exercisable upon written notice to the Selling Shareholder within fifteen (15) days after receipt of the Notice, to elect to purchase the Shares covered in the Notice directly from the Selling Shareholder, on the same terms and conditions specified in the Notice. To the extent that one or more of the Non-selling Shareholders exercise such right in accordance with the terms and conditions set forth below, the number of Shares that the Selling Shareholder may Transfer in the transaction contemplated in the Notice shall be correspondingly reduced.
          (b) Each Non-selling Shareholder may purchase from the Selling Shareholder all or any part of that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Notice by (ii) a fraction, the numerator of which is the number of Shares owned by the Non-selling Shareholder as of the date of the Notice and the denominator of which is the total number of Shares owned by all Non-selling Shareholders as of the date of the Notice.
          (c) If any Non-selling Shareholder fails to elect to fully purchase its pro rata share of the Shares pursuant to this Section 2.2, then the Selling Shareholder shall give notice of such failure to the Non-selling Shareholders who did so elect (the ‘Purchasing Participants”), PharmaBio and the Company. Such notice may be made by telephone if confirmed in writing within forty-eight (48) hours. The Purchasing Participants shall have five (5) days from the date such notice was given to agree to acquire their pro rata share of the portion of the Shares not elected to be purchased by the Non-selling Shareholders pursuant to Section 2.2(a). For purposes of this Section 2.2(c), a Purchasing Participant’s pro rata share shall be equal to the product obtained by multiplying (i) the number of Shares not elected to be purchased by Non-selling Shareholders pursuant to Section 2.2(a) by (ii) a fraction, the numerator of which is the number of Shares held by such Purchasing Participant and the denominator of which is the total number of Shares held by all of the Purchasing Participants.
          (d) The Company may, within five (5) days after the Purchasing Participants determine whether to acquire their respective pro rata share, elect to acquire any remaining portion of the Purchasing Participants’ aggregate pro rata share (the “Remaining Shares”) on the terms set forth in the Notice. If the Company does not elect to purchase all of the Remaining Shares, then the Company shall send written notice to PharmaBio stating the number of shares of Remaining Shares available for purchase by PharmaBio. Within fifteen (15) days after receipt of the Company’s notice, PharmaBio shall have the right to elect to acquire all or any part of that number of Remaining Shares.
          (e) At the conclusion of the procedure outlined in Section 2.2(d), if all of the Remaining Shares have not been purchased by the Non-selling Shareholders, the Company or PharmaBio, then the Selling Shareholder shall send a second notice (a “Co-Sale Notice”) to all Non-selling Shareholders who did not elect to purchase the Shares notifying them of such failure and of their right of co-sale under Section 2.3 of this Agreement The Co-Sale Notice shall specify the number of Shares not elected to be purchased pursuant to Section 2.2(a) hereof.
     2.3 Right of Co-Sale.
          (a) In the event that less than all Shares subject to the Notice have been purchased in accordance with Section 2.2 above, each Non-selling Shareholder that does not elect to purchase Shares pursuant to Section 2.2 shall have the right, exercisable upon, written notice to the Selling Shareholder within ten (10)days after the receipt of the Co-Sale Notice described in Section 2.2(e), to Transfer Shares held by such Non-selling Shareholder with the Selling Shareholder to the prospective transferee, on the same terms and conditions specified in the Notice. To the extent that one or more of the Non-selling Shareholders exercises such right in accordance with the terms and conditions set forth below, the number of Shares that the Selling Shareholder may Transfer in the transaction shall be correspondingly reduced.
          (b) Each Non-selling Shareholder may Transfer all or any part of that number of Shares held by him equal to the product obtained by multiplying (a) the aggregate number of Shares covered by the Co-Sale Notice by (b) a fraction, the numerator of which is the number of Shares owned by the Non-selling Shareholder at the time of the Transfer and the denominator of which is the total number of Shares owned by all Shareholders at the time of the Transfer.
          (c) If any Non-Selling Shareholder fails to elect to fully participate in such sale pursuant to this Section 2.3, the Selling Shareholder shall give notice of such failure to the Shareholders who did so elect (the “Selling Participants”). Such notice may be made by telephone if confirmed in writing within forty-eight (48) hours. The Selling Participants shall have five (5) days from the date such notice was given to agree to Transfer their pro rata share of the remaining Shares available for co-sale. For purposes of this Section 2.3, a Selling Participant’s pro rata share shall be equal to the product obtained by multiplying (a) the number of remaining Shares available for co-sale by (b) a fraction, the numerator of which is the number of Shares held by such Selling Participant and the denominator of which is the total number of Shares held by all of the Selling Participants and the Selling Shareholder.

          2.4 Delivery of Co-Sale Shares. Each Selling Participant shall effect its participation in the Transfer by promptly delivering to the Selling Shareholder for Transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent that number of Shares that such Selling Participant elects to Transfer.
          2.5 Closing. The stock certificate or certificates, if any, that the Selling Participant delivers to the Selling Shareholder pursuant to Section 2.4 shall be transferred to the prospective transferee in consummation of the Transfer of the Shares pursuant to the terms and conditions specified in the Notice, and the Selling Shareholder shall concurrently therewith remit to such Selling Participant that portion of the Transfer proceeds to which such Selling Participant is entitled by reason of its participation in such Transfer. To the extent that any prospective transferee prohibits such assignment or otherwise refuses to purchase Shares or other securities from a Selling Participant exercising its rights of co-sale hereunder, the Selling Shareholder shall not Transfer to such prospective transferee any Shares unless and until, simultaneously with such Transfer, the Selling Shareholder shall purchase such Shares or other securities from such Selling Participant. To the extent that the Non-selling Shareholders, the Company or PharmaBio as provided in Section 2.2 elect to purchase the Shares covered in the Notice directly from the Selling Shareholder, then such Selling Shareholder shall within ninety (90) days of the date of the Notice (or, if earlier, simultaneous with the consummation of the Transfer of the Shares pursuant to the terms and conditions specified in the Notice) deliver certificate(s) for such Shares to the acquiring Non-selling Shareholder, the Company or PharmaBio as the case may be who shall deliver to the Selling Shareholder the consideration of the type and on the terms set forth in the Notice.
     2.6 No Effect on Rights. The exercise or non-exercise of rights by any Party under Sections 22 or 2.3 in one or more Transfers of Shares made by any Selling Shareholder shall not adversely affect such Party’s rights to participate in subsequent Transfers of Shares subject to this ARTICLE II. The failure of any Non-selling Shareholder to exercise its rights pursuant to this ARTICLE II with respect to any proposed Transfer shall not constitute a waiver of such Non-selling Shareholder’s right to exercise its rights under this ARTICLE II with respect to subsequent Transfers.
     2.7 Reoffers. Upon compliance in full with the terms and conditions of this ARTICLE II, if there are any Shares remaining to be Transferred, the Selling Shareholder may, no later than seventy-five (75) days following delivery to the Company and each of the Non-selling Shareholders of the Notice, enter into an agreement providing for the closing of the Transfer of the remaining Shares covered by the Notice within thirty (30) days of such agreement on terms and conditions not more favorable to the transferor than those described in the Notice. It shall be a condition to such closing that the transferee shall execute and deliver to the Company an agreement to join as a party to this Agreement. Any proposed Transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed Transfer of any of the remaining Shares by the Selling Shareholder, shall again be subject to the right of first refusal, co-sale and other rights of the Non-selling Shareholders, the Company and PharmaBio set forth in this ARTICLE II and shall require compliance by the Selling Shareholder with the procedures described in this ARTICLE II.

ARTICLE III
Exempt Transfers
     3.1 Certain Transfers. Notwithstanding the foregoing, the provisions of ARTICLE II shall not apply to any transfer to the ancestors, descendants or spouse of a Shareholder, or to trusts or family limited partnerships for the benefit of such persons including such Shareholder; provided that, in any such case (i) the transferor shall inform the Company of such Transfer prior to effecting it; and (ii) the transferee shall furnish the Company and the Shareholders with a written agreement to be bound by and comply with all provisions of this Agreement as well as the terms of any other restrictive agreement to which Shares are subject. Such transferred Shares shall remain “Shares” hereunder, and such transferee shall be treated as a “Shareholder” and “Investor” for purposes of this Agreement. As a condition to any Transfer pursuant to this Section 3.1, the transferee must agree in writing that it, its heirs, successors and assigns, shall be subject to and bound by the provisions of this Agreement.
     3.2 Public Offering; Company Transfers. Notwithstanding the foregoing, the provisions of ARTICLE II shall not apply to the Transfer of any Shares (a) to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act; or (b) to the Company.
ARTICLE IV
Prohibited Transfers
     4.1 Put Option Right. If a Shareholder Transfers any Shares in contravention of the co-sale rights under Section 2.3 (a “Prohibited Transfer”), each Non-selling Shareholder, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Selling Shareholder shall be bound by the applicable provisions of such option.
     4.2 Put Option. In the event of a Prohibited Transfer, each Non-selling Shareholder shall have the right to Transfer to the Selling Shareholder the number of Shares equal to the number of shares each Non-selling Shareholder would have been entitled to Transfer to the transferee had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such Transfer shall be made on the following terms and conditions:
          (a) The price per share at which the Shares are to be Transferred shall be equal to the price per share paid by the purchaser in the Prohibited Transfer, provided, that if the price per share paid by the purchaser was not determined in an arms length transaction or no consideration was paid for the Shares Transferred in the Prohibited Transfer, the price per share to be paid by the Selling Shareholder for the Shares shall be the fair market value of the Shares as determined by the Board of Directors of the Company or, if the Board of Directors cannot agree, as determined by an independent business valuation firm engaged by the Company to determine such fair market value.
          (b) The Selling Shareholder shall also reimburse each Non-selling Shareholder and the Company for any and all fees and expenses, including legal fees and expenses, incurred in connection with the exercise or the attempted exercise of the Non-selling Shareholder’s rights under ARTICLE II, within five (5) days after receipt of a written demand for reimbursement, in cash or by other means acceptable to the Non-selling Shareholder or the Company as the case may be.
          (c) Within ninety (90) days after the later of the dates on which the Non-selling Shareholder (i) received notice of the Prohibited Transfer or (ii) otherwise became aware of the Prohibited Transfer, each Non-selling Shareholder shall, if exercising the option created hereby, deliver to the Selling Shareholder the certificate or certificates representing the Shares to be Transferred, each certificate to be properly endorsed for transfer.
          (d) The Selling Shareholder shall, within five (5) days after receipt of the certificate or certificates for the Shares to be Transferred by a Non-selling Shareholder, pursuant to this Section 4.2, pay the aggregate purchase price therefor, as specified in Section 4.2(a), in cash or by other means acceptable to the Non-selling Shareholder.
ARTICLE V
Voting Provisions
     5.1 Size of the Board of Directors. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at four (4) directors.
     5.2 Board Composition. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:
          (a) two individuals designated by the holders of a majority of the outstanding Shares (the “Founder Directors”); and
          (b) two individuals designated by PharmaBio (the “PharmaBio Directors”).
Any committees of the Board of Directors created pursuant to the Company’s Bylaws will include as members at least one Founder Director and one PharmaBio Director.
     5.3 Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.
     5.4 Removal of Board Members. Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

          (a) no director elected pursuant to Sections 5.2 or 5.3 of this Agreement may be removed from office unless such removal is directed or approved by the person or persons entitled under Section 5.2 to designate that director; and
          (b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 5.2 or 5.3 shall be filled pursuant to the provisions of this ARTICLE V.
All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any Party or Parties entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.
     5.5 Irrevocable Proxy. Each Shareholder hereby constitutes and appoints the other Parties hereto, and each of them, with full power of substitution, as the proxies of such Shareholder with respect to the election of persons as members of the Board in accordance with this ARTICLE V, and hereby authorizes each of them to represent and to vote, if and only if such Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Shareholder’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Parties in connection with the Transactions and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 8.3 hereof. Each Party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Section 8.3 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to the election of persons as members of the Board in accordance with this
ARTICLE V.
     5.6 Termination Upon Exercise of the Option. Upon an exercise of the Option under Section 7.2(b) by written notices to all Shareholders with outstanding Shares, effective as of the date that the last such notice is sufficiently given under Section 11.2, (i) all Founder Directors shall be deemed to have resigned as directors of the Company, and (ii) Section 5.2(a) and all provisions hereunder requiring the approval of a Founder Director or requiring membership of a Founder Director on a Board committee shall be void and of no further force or effect. Upon request of the Company, each Founder Director shall tender confirmation of his or her resignation pursuant to the preceding sentence.
ARTICLE VI
Covenants of the Company
     6.1 Financial Information. So long as (i) any of the Advances or other obligations of the Company under the Loan Agreement shall remain unpaid or outstanding or PharmaBio shall have any Commitment thereunder, or (ii) a Shareholder continues to hold all of the Shares owned by such Shareholder on the date hereof, the Company will furnish, upon request, the following reports or information to PharmaBio or such Shareholder, as the case may be:
          (a) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, (i) a consolidated balance sheet of the Company as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company, and (ii) a comparison to the Company’s operating plan for such year prepared by the Company;
          (b) as soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company for such period and for the current fiscal year to date, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s operating plan then in effect and approved by its Board of Directors, subject to changes resulting from normal year-end adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements are not required to contain the notes required by GAAP;
          (c) as soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month, a one-page management summary of operations of the Company prepared by an executive officer of the Company; and
          (d) not later than fifteen (15) days prior to the last day of each fiscal year, capital and operating expense budgets, each of which shall have been approved by the Board of Directors, which shall include projections of sources and applications of funds and profit and loss projections, a consolidated balance sheet and statement of income and cash flows (prepared in accordance with GAAP) for the Company and its subsidiaries, if any, on a consolidated basis for each month of the next succeeding fiscal year, all itemized in reasonable detail and prepared by the Company and any material revisions made in such budgets or projections shall be furnished promptly to each Investor.
     6.2 Notice of Reportable Events. The Company shall provide notice of a Reportable Event (as hereinafter defined) to PharmaBio and each Shareholder within three (3) Business Days following the occurrence of said event. The following events shall be “Reportable Events”:
          (a) the termination by a Shareholder of his or her employment or other engagement with Borrower or serious illness of any Shareholder;
          (b) the commencement of any material lawsuit, claim or proceeding involving the Company; provided that copies of the pleadings and other related documents with respect to such lawsuit, claim or proceeding shall be provided to PharmaBio within ten (10) Business Days;

          (c) the receipt by the Company of a notice that the Company is in default under any Material Contract or that any Material Contract is subject to termination;
          (d) the existence of any default by the Company under any of the Transaction Documents; and
          (e) any notice of any violation of Law and any material filing with or correspondence to or from Governmental or Regulatory Authorities, including, without limitation, the Internal Revenue Service and Food and Drug Administration; provided that copies of all material documents with respect to such notice of violation or filing or correspondence shall be provided to the PharmaBio within ten (10) Business Days after such filing.
     6.3 Inspection. The Company shall permit PharmaBio to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by PharmaBio.
     6.4 Negative Covenants. The Company shall not take any of the following actions without the consent of the Board of Directors (which shall include the consent of at least one Founder Director and at least one PharmaBio Director):
          (a) issue, or agree to issue, to any person shares of any class or series of capital stock of the Company, including pursuant to any warrant or option;
          (b) create any class or series of capital stock of the Company with powers, rights, preferences and privileges senior to, or on parity with, the Common Stock;
          (c) pay or declare any dividend on Common Stock, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any capital stock of the Company;
          (d) amend the Company’s Articles of Incorporation or Bylaws;
          (e) agree to effect any sale, conveyance, assignment, pledge, lease, license or other transfer of all or any significant portion of the assets, properties or rights of the Company or any of its subsidiaries (including sale-leasebacks), or any consolidation, merger, share exchange or other business combination involving the Company or any of its subsidiaries, or any reclassification or other change in the capital stock of the Company, or any recapitalization of the Company;
          (f) Transfer any assets, properties or rights in excess of $50,000;
          (g) make any capital expenditures in excess of $50,000 per year;
          (h) enter into any contracts, agreements, loans, leases, or other transactions (i) with respect to any Licensing Transaction, (ii) that require payments in excess of $50,000, or (iii) with any director, officer, key employee, or shareholder of the Company, or any member of any such person’s immediate family, including the parents, spouse, children and other relatives of any such person, or (iv) with Rx Development Resources, LLC or its Affiliates (collectively, “Material Contracts”);
          (i) incur any Debt in excess of $50,000;
          (j) change, alter or otherwise amend any material provision of any agreement with respect to Debt of the Company;
          (k) create or incur or allow to be created, incurred or exist any Lien upon or with respect to any of the Company’s assets or properties;
          (l) change the location or nature of the business of the Company or use the proceeds from the Loan Agreement other than in accordance with Section 2.2 of the Loan Agreement;
          (m) enter into any contract or agreement or otherwise grant rights or assume obligations which conflict with the rights of the Investors under the Transaction Documents or the obligations of the Company thereunder; or
          (n) take any action to liquidate or otherwise dissolve the Company.
     6.4 Meetings of the Board of Directors. The Board of Directors shall conduct at least one(1) meeting in each fiscal quarter unless otherwise agreed by the Board of Directors (including the consent of at least one Founder Director and at least one PharmaBio Director). The Company shall reimburse the directors for their out-of-pocket expenses in connection with attending meetings of the Board of Directors of the Company and all committees thereof
     6.5 Proprietary Information and Inventions Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary with access to Confidential Information to enter into a customary proprietary information and inventions agreement substantially in the form approved by the Board of Directors of the Company.
ARTICLE VII
Purchase Option
     7.1 Purchase of Shares. Prior to the date hereof, each Shareholder purchased from the Company, and the Company sold to each Shareholder, Twenty-Five Thousand (25,000) shares of the Company’s Common Stock at a purchase price of $0.10 per share.
     7.2 Option.
          (a) PharmaBio is hereby granted the right (the “Option”) to purchase at the Appraised Value all or any portion of the Shares of (i) any Shareholder who ceases to be an employee or independent contractor of the Company for any reason (including death or disability) before the first closing of a Qualified Financing or while there exists any Commitment or unpaid principal and interest amounts of Advances under the Loan Agreement, and (ii) any or all Shareholders in the event that the first closing of a Qualified Financing shall not have occurred by December 31, 2006, or an Event of Default shall have occurred.

          (b) The Option shall be exercisable by written notice delivered to the applicable Shareholder(s). The notice shall indicate the number of Shares to be purchased and the date on which the purchase is to be effected. The applicable Shareholder(s) shall, prior to the close of business on the date specified for the purchase, deliver to PharmaBio the certificates representing the Shares to be purchased, each certificate to be properly endorsed for transfer. PharmaBio shall, concurrently with the receipt of such stock certificates from the applicable Shareholder(s) as herein provided, pay to each such Shareholder in cash or cash equivalents, an amount equal to the Appraised Value of the Shares being purchased from such Shareholder pursuant to exercise of the Option. For the avoidance of doubt, if PharmaBio exercises the Option with respect to more than one Shareholder pursuant to written notices delivered within five (5) days of one another, then the Appraised Value of the Shares subject to such Option exercises shall be determined in a single appraisal proceeding under Section 7.2(d).
          (c) For purposes of this Section 7.2, “Appraised Value” means the price equal to the proceeds that the applicable Shareholder would receive with respect to the Shares being purchased pursuant to exercise of the Option in a transaction in which the Company would be sold as a going concern for its fair market value and in which the Company’s assets would then be liquidated and the net proceeds of such liquidation, after payment of all liabilities, would be distributed to all of the Company’s shareholders in accordance with the Company’s Articles of Incorporation and Bylaws, determined as if all preferred stock were converted to common stock (a“Hypothetical Sale”).
          (d) Within fourteen (14) days after the Option is exercised with respect to one or more Shareholders, PharmaBio shall designate by written notice to the applicable Shareholder(s) an appraiser acceptable to PharmaBio, and the applicable Shareholder(s) shall designate by written notice to PharmaBio an appraiser acceptable to the applicable Shareholder(s). If the Option has been exercised with respect to more than one Shareholder, the applicable Shareholders shall have the right to jointly designate an appraiser, provided, however, that if the applicable Shareholders cannot unanimously agree within such fourteen (14)-day period, then the American Arbitration Association office in Charlotte, North Carolina shall appoint an appraiser on behalf of the applicable Shareholders. The two appraisers designated as described above shall select a third appraiser within the ten (10)-day period following the date of designation of the last of them to be designated. If the two appraisers fail to select a third appraiser within such ten (10)-day period, then the third appraiser shall be appointed by the American Arbitration Association office in Charlotte, North Carolina. Each appraiser shall be asked to determine the fair market value of the Company in a Hypothetical Sale, the proceeds that each shareholder would receive in a Hypothetical Sale, and the Appraised Value of the Shares being purchased pursuant to exercise of the Option, and shall use best efforts to make such determinations within thirty (30) days after selection of the final appraiser. The mutual agreement of any two appraisers as to the Appraised Value shall be binding on all parties. If no two appraisers can agree, then the Appraised Value shall be determined by averaging the determinations of the two appraisers whose determinations are closest in amount. All appraisers must be unaffiliated with and independent from the parties to such purchase transaction and experienced (ten years or more) in the appraisal of corporations comparable to the Company.

ARTICLE VIII
Other Agreements
     8.1 Additional Shareholders; Transferees.
          (a) The Company agrees that, prior to the issuance of any shares of capital stock of the Company to any person not a Party to this Agreement, as a condition to the issuance of such shares, the Company shall require that any purchaser become a party to this Agreement by executing and delivering (i) an agreement to join this Agreement as a Party, or (ii) a counterpart signature page hereto, in either case agreeing to be bound by and subject to the terms of this Agreement as an Investor and Shareholder hereunder. In either event, each such person thereafter shall be deemed an Investor and Shareholder for all purposes under this Agreement.
          (b) Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall execute and deliver to the Company (i) an agreement to join this Agreement as a Party, or (ii) a counterpart signature page hereto, in either case agreeing to be bound by and subject to the terms of this Agreement as an Investor and Shareholder hereunder. Upon such execution and delivery, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and shall be deemed to be an Investor and Shareholder. The Parties agree that the Company shall not permit the Transfer of any Shares in violation of ARTICLE II and any attempt by a Selling Shareholder to Transfer Shares in violation of ARTICLE II hereof shall be void. The Parties further agree that the Company shall not permit the Transfer of any Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 8.1(b)
     8.2 Legends.
          (a) Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the following legend, which shall be removed upon termination of this Agreement:
“THE SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT BY AND) BETWEEN THE SHAREHOLDER, THE CORPORATION, AND CERTAIN INVESTORS IN THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”
          (b) Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the following legend:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS COVERING SUCH SHARES, COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”
     8.3 Termination. Except as otherwise expressly provided in this Agreement, the rights established in this Agreement shall terminate upon the earlier of (a) the closing of a Qualified Financing, and (b) the closing of the Company’s sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Company, or any consolidation, merger, share exchange or other business combination involving the Company, or any reclassification or other change in the capital stock of the Company, or any recapitalization of the Company, in each case in which the Company is not the surviving or successor entity.
     8.4 Engagement of Dr. Roger Vogel as Chief Medical Officer. The Parties acknowledge that Dr. Roger Vogel has been engaged as a consultant of the Company to serve as the Company’s Chief Medical Officer and it is expected that he will devote at least fifty percent (50%) his full professional time to the performance of services as Chief Medical Officer of the Company. The Parties agree that Dr. Vogel will be hired not later than December 31, 2006 as a full-time employee to serve in that capacity.
     8.5 Rx Development Resources, LLC Services. The Parties acknowledge and agree that Rx Development Resources, LLC (“RxDR”) will be engaged to provide services to the Company on the following terms and conditions:
          (a) RxDR will be engaged to provide services to the Company at cost. In order to calculate the appropriate payments, RxDR will submit to the Board of Directors an hourly cost for each RxDR employee, which will be the fully burdened cost including overhead and benefits. Each RxDR employee that works on the Company projects will keep a detailed record of hours worked.
          (b) Any reasonable expenses incurred by RxDR on behalf of the Company will be billed as pass-through expenses. The Company by written notice to RxDR may establish special pre-approval requirements for specified categories of expenses (e.g., travel expenses) and RxDR’s reimbursement for such expenses shall be conditioned upon such pre-approval having been provided by the Company.
          (b) RxDR will invoice the Company at the end of each month for services provided and pass-through expenses, which invoice shall include reasonable documentation of services provided.

          (c) Payment will be due within thirty (30) days of receipt of an invoice. The Board of Directors will have responsibility for the review and audit of RxDR charges.
ARTICLE IX
Restrictions on Shareholder Activities
     9.1 Shareholder Acknowledgement. Each Shareholder acknowledges and agrees that: (i) by virtue of his employment by or consulting relationship with the Company, he or she has or will have access to Confidential Information of the Company, including valuable information about its business operations and methods and entities with whom it does business in various locations throughout the world, and he or she has developed or will develop relationships with the Company’s clients and customers and others with whom it does business in various locations throughout the world; (ii) the Company seeks to acquire Products through Licensing Transactions worldwide and intends to market any such Products on a worldwide basis in competition with other pharmaceutical companies with ophthalmic products; (iii) the Shareholder has highly specialized scientific knowledge in the ophthalmic pharmaceuticals industry that is essential to the Company’s ability to compete within that industry, (iv) this Agreement is being executed contemporaneously with the Loan Agreement dated on or about the date hereof among the Company and PharmaBio, and this Agreement (including this ARTICLE IX) constitutes part of the consideration for the parties entering into such Loan Agreement, and each of the Company and PharmaBio are relying on this Agreement in connection with entering into such Loan Agreement and the Transactions; (v) the Shareholders owns a significant portion of the capital stock of the Company and the Loan Transactions will directly inure to the benefit of Shareholder, and (vi) the “Competitive Business Activities” provisions set forth in this ARTICLE IX are reasonably necessary to protect legitimate business interests of the Company and PharmaBio, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable such Shareholder to understand the scope of the restrictions imposed upon him or her.
     9.2 Competitive Business Activities. During the term of his or her independent contractor engagement or employment with the Company and during the two-year period following the termination of such engagement or employment, a Shareholder will not engage in the following activities:
          (a) on the Shareholder’s own or another’s behalf, whether as an officer, director, stockholder, member, partner, associate, owner, investor, employee, consultant, advisor or otherwise, directly or indirectly:
               (i) compete with the Company or engage in the same, similar or otherwise competitive business as the Company, including without limitation the Company’s existing or prospective business in the ophthalmic pharmaceutical industry, in each case within the geographical areas set forth in Section 9.3;
               (ii) solicit or do business which is the same as, similar to or otherwise in competition with the business engaged in by the Company from or with persons or entities: (A) who are customers of the Company; (B) who the Shareholder, or someone for whom he had management responsibility or supervision, solicited, negotiated, contracted, serviced or had contact with on the Company’s behalf; (C) who were customers of the Company at any time during the last year of Shareholder’s employment with the Company; or (D) to whom the Company had made proposals to do business at any time during the last year of Shareholder’s employment with the Company, or
               (iii) offer employment to or otherwise solicit for employment or engagement (as a consultant, advisor, independent contractor or otherwise) any employee or other person who had been employed or engaged by the Company during the last year of Shareholder’s employment with the Company; or
          (b) within the geographical areas set forth in Section 9.3, be employed (or otherwise engaged) by any person or entity that engages in the same, similar or otherwise competitive business as the Company, in (i) a management capacity, (ii) other capacity providing the same or similar services which Shareholder provided to the Company, or (iii) any capacity connected with competitive business activities; or
          (c) directly or indirectly take any action which is materially detrimental or otherwise intended to be adverse to the Company’s goodwill, name, business relations, prospects and operations.
     9.3 Geographic Limitation. The restrictions set forth in Section 9.2 apply to the following geographical areas: (i) worldwide; (ii), any country in the world in which the Company marketed any Product during the term of Shareholder’s independent contractor engagement or employment with the Company; (iii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Company is located or does or did business during the term of Shareholders independent contractor engagement or employment with the Company; or (iv) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Shareholder’s services were provided (in person or otherwise), or for which Shareholder had responsibility, or in which Shareholder worked on Company projects, while employed or engaged by the Company.
     9.4 Exception for Certain Activities. The restrictions set forth in Section 9.2 shall not apply to the following:
          (a) any Shareholder’s activities related to any contract research organization providing services to companies in the ophthalmic pharmaceutical industry;
          (b) Dr. Roger Vogel’ s service as Medical Monitor for Insite Vision Incorporated, subject to Section 8.4;
          (c) any Shareholder’s indirect ownership through RxDR of companies in the ophthalmic pharmaceutical industry that are owned by RxDR on the date hereof; or
          (d) any other activities of a Shareholder that have received the prior written consent of PharmaBio, which shall not be unreasonably withheld.

     9.5 Exception for Publicly Traded Stock. Notwithstanding the foregoing, Shareholder’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 9.2.
     9.6 Remedies. Shareholder acknowledges that his failure to abide by the “Competitive Business Activities” provisions of this ARTICLE IX would cause irreparable harm to the Company and PharmaBio for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of Shareholder’s failure to abide by these provisions: (i) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Shareholder’s actual or threatened failure to abide by these provisions; and (ii) Shareholder will indemnify the Company for all expenses including attorneys’ fees in seeking to enforce these provisions.
     9.7 Tolling. The period during which Shareholder must refrain from the activities set forth in Section 9.2 shall be tolled during any period in which he fails to abide by these provisions.
     9.8 Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Shareholder’s obligations or the Company’s or PharmaBio’s rights and remedies under Law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which Shareholder has executed in the past or may execute in the future or contemporaneously with this Agreement.
ARTICLE X
Confidentiality
     10.1 Confidential Information. Except as expressly provided herein, each Party agrees that, during the term of this Agreement and for five (5) years thereafter, it will not publish or otherwise disclose, and shall not use for any purpose except to fulfill its rights and satisfy its obligations under the Transaction Documents, any information furnished to it by or on behalf of the other Party or its Affiliates prior to the date hereof in connection with the consideration and evaluation of the Transactions and negotiation and drafting of the Transaction Documents or after the date hereof pursuant to this Agreement, which information (i) is of the nature that is typically known to be of a confidential nature or (ii) if disclosed in tangible form is marked ‘Confidential’ or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary at the time of such disclosure and is confirmed in writing as confidential or proprietary within thirty (30) days after the initial disclosure thereof (collectively, “Confidential Information”). Notwithstanding the foregoing, a Party’s Confidential Information shall not include information that, in each case as demonstrated by written documentation or other competent evidence:
          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;
          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or
          (d) was subsequently lawfully disclosed to the receiving Party by a person having no obligation to the disclosing Party or its Affiliates.
     10.2 Permitted Disclosures. Notwithstanding the provisions of Section 10.1, a Party may disclose the other Party’s Confidential Information to the extent such disclosure is necessary to comply with an order or subpoena from a court of competent jurisdiction or applicable Laws, or to submit information to tax or other Governmental or Regulatory Authorities; provided that if a receiving Party is required to make any such disclosure of Confidential Information, to the extent it may legally do so, it shall give reasonable advance notice to other Party of such disclosure and, at such other Party’s reasonable request and expense, the compelled Party shall use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). In addition, a Party may disclose the other Party’s Confidential Information (i) to advisors, investors, employees, directors, Affiliates, and third parties on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) to third parties, in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (iii) to third parties, in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like.
     10.3 Terms of Agreement/Press Release. Except to the extent allowed under Section 10.2 or as otherwise permitted in accordance with this Section 10.3, no Party shall make any public announcements concerning the Transactions Documents or the terms thereof, without the prior written consent of the other Parties. The Parties agree that they will each treat the contents and terms of the Transaction Documents and the consideration thereunder as Confidential Information of the other Parties. The Parties acknowledge that PharmaBio’s parent may be required to file or disclose the Transaction Documents with the SEC and, subject to the exceptions set forth in the Transaction Documents, the Parties agree not to publicly disclose the terms of, or circumstances surrounding, the Transaction Documents to third parties. Except as otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, each Party shall, and shall cause its Affiliates to, not issue any press release or make any other public statement relating to, connected with or arising out of the Transaction Documents or the matters contained therein without the other Parties’ prior written approval, which approval shall not be unreasonably withheld or delayed.
ARTICLE XI
Miscellaneous
     11.1 Entire Agreement; Amendments. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter thereof and supersede all prior agreements (oral or written), understandings, negotiations and discussions dealing with the same subject matter. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Transaction Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of any Transaction Document. The Parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the Parries.
     11.2 Notices. All notices and other communications required to be given by any Party shall be in writing. All notices shall be to the Parties and addresses listed below (or other addresses provided to the Parties by written notice under this Section 11.2), and shall be deemed sufficiently given (i) when received, if delivered personally or sent by facsimile transmission with confirmed receipt, or (ii) one Business Day after the date mailed by first class mail or sent by a nationally recognized overnight delivery service with charges prepaid for next Business Day delivery.

If to the Company
or any Shareholder:	Sirion Therapeutics, Inc. or Shareholder’s name, as applicable
c/o Rx Development Resources, LLC
3110 Cherry Palm Drive, Suite 350
Tampa, FL 33619
Attention: President
Fax: (813)910-9585

With a copy to
(which shall not
constitute notice):	R. Reid Haney
Ward Rovell, Professional Association
101 E. Kennedy Boulevard
Suite 4100
Tampa, Florida 33602
Fax: (813) 222-8701

If to PharmaBio:	PharmaBio Development Inc.
4709 Creekstone Drive
Riverbirch Bldg., Suite 200
Durham, NC 27703
Attn: President
Fax: (919) 998-2090

With copies to
(which shall not
constitute notice):	PharmaBio Development Inc.
4709 Creekstone Drive
Suite 200, Riverbirch Building
Durham, NC 27703
Attention: General Counsel
Fax: 919-998-2090

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, NC 27601
Attn: Christopher B. Capel
Fax: (919) 821-6800
     11.3 No Waiver; Remedies. No failure or delay on the part of any Party in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right. The rights and remedies set forth in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law or otherwise.
     11.4 Severability. If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of such this Agreement shall remain in full force and effect. If any of the terms or provisions is in conflict with any applicable Laws, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such Laws. In the event of any ambiguity respecting any term or terms hereof, the Parties agree to construe and.interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability. Additionally, if any of the provision; clauses or phrases in ARTICLE IX are held unenforceable by a court of competent jurisdiction, then the parties desire that they be “blue-penciled” or rewritten by the court to the extent necessary to render, them enforceable.
     11.5 Interpretation. The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.
     11.6 Further Assurances. Each Party shall, without further consideration, take such further action and execute and deliver such further documents as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Agreement. Without limiting the foregoing, the Company agrees to use its best efforts, within the requirements of applicable Law, to ensure that the rights granted under this Agreement are effective and that the Parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.
     11.7 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment by any Party hereto will not become effective until counterparts hereof have been executed by all Parties hereto. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.
     11.8 Governing Law.This Agreement, and the rights and obligations of the Parties arising hereunder or in connection herewith, including, without limitation, the interpretation,; performance, enforcement, breach or termination thereof and any remedies relating thereto, shall be governed by and construed in accordance with the Laws of the State of North Carolina, as applied to agreements executed and performed entirely in the State of North Carolina, without regard to its conflicts of law rules.
     11.9 Assignment . This Agreement and the rights and obligations of the Parties hereunder may be Transferred by any Shareholder only to a transferee or assignee of such Shareholder’s Shares pursuant to ARTICLES II AND III or by PharmaBio only to an assignee of PharmaBio’s rights or obligations under the Loan Agreement. PharmaBio shall give the Company written notice at the time of or within thirty (30) days after any Transfer of its rights or obligations under the Loan Agreement, stating the name and address of the transferee or assignee, and the assignee shall execute an agreement to join as a Party and assume PharmaBio’s obligations under this Agreement.
     11.10 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against either Party in the courts of the State of North Carolina, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of North Carolina, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding. Each Party acknowledges and agrees that each Party hereto will be irreparably damaged in the event any of the provisions of Sections 6.2 or 8.1 or ARTICLES II, III, IV, V, VII, IX and X of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Parties shall be entitled to an injunction to prevent breaches of such Sections and ARTICLES, and to specific enforcement of such Sections and ARTICLES in any action instituted in any court of the United States or any state having subject matter jurisdiction.
[signature pages to follow]

[Signature Page to Sirion Therapeutics, Inc. Investors’ Rights Agreement]
     The foregoing Investors’ Rights Agreement is hereby executed as of the date first above written.

SIRION THERAPEUTICS, INC.

By:	/s/ Barry Butler

Name:	Barry Butler
Title:	President and Chief Executive Officer

PHARMABIO DEVELOPMENT INC.

By:	/s/ Tom Perkins

Name:	Tom Perkins
Title:	SVP

[Signature Page to Sirion Therapeutics, Inc. Investors’ Rights Agreement]
     The foregoing Investors’ Rights Agreement is hereby executed as of the date first above written.

SHAREHOLDERS:

/s/ Susan Benton

Susan Benton

/s/ Phillipe Boulangeat

Phillipe Boulangeat

/s/ Barry Butler

Barry Butler

/s/ Roger Vogel, M.D.

Roger Vogel, M.D.

EXHIBIT A
SHAREHOLDERS

Shareholder	Number of Shares
Susan Benton	25,000
Phillipe Boulangeat	25,000
Barry Butler	25,000
Dr. Roger Vogel	25,000

EXHIBIT B
DEFINITIONS
     “Advances” shall have the same meaning as set forth in the Loan Agreement.
     “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday, during which banks in North Carolina are open for the conduct of their banking business.
     “Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this Agreement, a person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management, business and affairs of such other person, whether through the ownership of voting securities, by contract, or otherwise.
     “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday, during which banks in North Carolina are open for the conduct of their banking business.
     “Commitment” shall have the same meaning as set forth in the Loan Agreement.
     “Common Stock” shall mean the Company’s common stock, $0.001 par value per share.
     “Debt” shall mean (i) indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures, or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above; provided, however, Debt shall not include any Debt of the Company under the Loan Agreement.
     “Event of Default” shall have the same meaning as set forth in the Loan Agreement.
     “GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.
     “Governmental or Regulatory Authority” means any foreign, federal, state, or local court, or governmental or regulatory agency or authority.
     “Law” means any federal, state, provincial, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority.

     “Licensing Transaction” shall mean a transaction, approved by Borrower’s Board of Directors (including the affirmative vote of at least one PharmaBio Director), by which Borrower licenses, controls or otherwise gains rights to a Product.
     “Lien” shall mean any lien, security interest, mortgage, pledge, encumbrance, charge or claim.
     “Loan Documents” shall mean the Loan Agreement, the Note, the Security Agreement, and any other documents required or necessary to consummate the transactions contemplated by the Loan Agreement.
     “New Securities” shall mean a new class of the Company’s preferred stock having any preference, priority as to dividends, assets or other rights superior to any preference, priority as to dividends, assets or other rights of the Company’s existing capital stock.
     “Product” shall mean any ophthalmic product acquired in connection with a Licensing Transaction.
     “Qualified Financing” shall mean Borrower’s sale to venture capital, private equity, institutional or similar investors (other than Lender or Lender’s Affiliates), one or more of which did not previously hold shares of capital stock of Borrower, of New Securities, in a single transaction, or in a series of related transactions, in which (i) the consideration paid to Borrower by such venture capital, private equity, institutional or similar investors (other than Lender or Lender’s Affiliates) in such transaction(s) is at least Fifteen Million Dollars ($ 15,000,000); and: (ii) the pre-money valuation of Borrower is at least Fifteen Million Dollars ($15,000,000)
     “Shares” shall mean shares of Common Stock, now owned or subsequently acquired by the Investors.
     “Transactions” shall mean, collectively, the transactions contemplated by the Transaction Documents.
     “Transaction Documents” shall mean, collectively, the Loan Documents and the Investor Rights Agreement.

2

     Additional defined terms are set forth in the location indicated below:

Defined Term	Location
“Agreement”	Preamble
“Appraised Value”	§7.2(c)
“Company”	Preamble
“Confidential Information”	§10.1
“Co-Sale Notice”	§2.2(e)
“Founder Directors”	§5.2(a)
“Hypothetical Sale”	§7.2(c)
“Investors”	Preamble
“Loan Agreement”	Background
“Material Contracts”	§6.4(h)
“Non-selling Shareholders”	§2.1(b)
“Notice”	§2.1(b)
“Option”	§7.2(a)
“Parties”	Preamble
“PharmaBio”	Preamble
“TharmaBio Directors”	§5.2(b)
“Prohibited Transfer”	§4.1
“Purchasing Participants”	§2.2(c)
“Remaining Shares”	§2.2(d)
“RxDR”	§ 8.5
“Securities Act”	§2.1(a)
“Selling Participants”	§2.3(c)
“Selling Shareholder”	§2.1(b)
“Shareholders”	Preamble
“Transfer”	§2.1(a)

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